EXHIBIT 99.1



News          [LOGO]          MAGNA GROUP, INC.
                              One Magna Place
                              1401 South Brentwood Boulevard
                              St. Louis, Missouri  63144-1401

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MAGNA GROUP ANNOUNCES MERGER WITH UNION PLANTERS

ST. LOUIS, MISSOURI; February 22, 1998 Magna Group (NYSE:MGR) and Union Planters Corporation (NYSE:UPC) announced the signing of a definitive agreement under which Magna will be merged into Union Planters. The agreement has been approved by the boards of directors of both companies. The merger is subject to the approval of shareholders and appropriate regulatory agencies, and is expected to close in the second or third quarter.

The transaction will be accounted for as a pooling of interests and provides for a tax free exchange of 0.9686 shares of UPC common stock for each common share of Magna Group. Based on the UPC closing price on February 20 of $63 7/16, the value of the transaction is approximately $2.3 billion or $61.45 per Magna common share. In connection with the execution of the merger agreement, Magna Group granted Union Planters the option to purchase, under certain circumstances, up to 19.9% of Magna Group's outstanding common stock.

Magna Group, the third largest bank holding company headquartered in Missouri, serves over 60 communities with 139 banking locations in Missouri, Illinois and Iowa and reported total assets at year end of $7 billion. Sixty percent of Magna's deposits are located in the St. Louis metropolitan market. Central and southern Illinois represent 21% of Magna's deposit base with Iowa making up the remaining 19%. Union Planters has existing banking operations in the St. Louis metropolitan area and the Columbia, Cape Girardeau and Springfield, Missouri markets. The combined organizations will have the third largest deposit market share in the St. Louis metropolitan area.

On a pro-forma basis, including other pending acquisitions, Union Planters will have approximately $28.5 billion in assets, $19.4 billion in loans, $21.5 billion in deposits, and $3 billion in shareholder equity.

Benjamin W. Rawlins, Jr., Chief Executive Officer of Union Planters stated, "I am very pleased to be able to announce this merger with Magna Group. Our two companies have similar philosophies in many areas and have developed a number of complementary strategies. While the merger will permit the consolidation of some overlapping facilities, the primary benefit will be the ability to leverage our delivery systems, product development and technology efforts in a meaningful way."

Thomas Andes, Chairman and CEO of Magna Group, will serve as Vice Chairman of Union Planters Corporation and will focus on the smooth integration of Magna into Union Planters. Andes stated, "This combination makes sense for our shareholders, our customers and the entire

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Magna family. The Union Planters philosophy of community banking gives us the opportunity to continue a tradition of providing quality service to the markets we serve."

Union Planters, headquartered in Memphis, Tennessee was founded in 1869 and is an $18 billion bank holding company with banking offices in Tennessee, Missouri, Florida, Mississippi, Arkansas, Alabama, Louisiana and Kentucky. Union Planters has eight other pending acquisitions totalling approximately $3 billion, the largest of which is Peoples First based in Panducah, KY.

                                      -END-


For More Information:

Media:      Bill Andrews
            Senior Vice President
            Union Planters Corporation
            901.580.2892

Financial:  Jack Parker
            Executive Vice President & CFO
            Union Planters Corporation
            901.580.6781

At Magna:   Bradford W. Koeneman
            Executive Vice President
            Investor Relations/Marketing
            314.963.3009


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